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                                                                    Exhibit 23.2





INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement 333-19495 of Radnor Holdings Corporation of our report dated October 18 (October 31, 1996 as to Note 16), on our audits of the consolidated financial statements of SP Acquisition Co. and subsidiaries as of April 1, 1995 and March 30, 1996 and the fiscal years then ended appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in the Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Fort Worth, Texas
April 10, 1997